Exhibit 99.1

3232 McKinney Avenue, Suite 400 | Dallas, TX 75204 | p. 800.419.3191 | f. 877.592.1357 | archipelagolearning.com

May 17, 2012

Press Release – Immediate Release

Archipelago Learning Closes Merger Agreement with PLATO® Learning

Stockholders to Receive $11.10 Per Share in Cash

Transaction Equity Value of $291 Million

Archipelago Shares to be Delisted

Dallas, TX – May 17, 2012 – Archipelago Learning (NASDAQ: ARCL), a leading subscription-based, software-as-a-service (SaaS) provider of education products, today announced that it has completed its merger with PLATO Learning, a portfolio company of Thoma Bravo, LLC, in an all-cash transaction with an equity value of approximately $291 million. In connection with the transaction, Archipelago Learning will be delisted from the NASDAQ Global Select Market and terminate its registration and reporting obligations with the Securities and Exchange Commission.

As previously announced, the transaction was approved by Archipelago Learning’s stockholders at a special meeting of stockholders held May 16, 2012. Pursuant to the terms of the merger agreement, Archieplago Learning stockholders will receive $11.10 in cash for each share of Archipelago Learning common stock.

Archipelago Learning’s Chairman, Chief Executive Officer and President, Tim McEwen, Executive Vice President and Chief Financial Officer, Mark S. Dubrow, and Executive Vice President and Chief Strategy, Product and Marketing Officer, Donna Regenbaum, will be leaving the company to pursue new opportunities.

Holders of Archipelago Learning common stock will receive a letter of transmittal and instructions on how to surrender their shares of Archipelago Learning common stock in exchange for the merger consideration and should wait to receive the letter of transmittal and instructions before surrendering their shares.

Barclays Capital acted as sole financial advisor and Weil Gotshal & Manges LLP acted as legal advisor to Archipelago Learning. Vinson & Elkins LLP also provided legal advice to the Transaction Committee and Board of Directors. Kirkland & Ellis LLP acted as legal advisor to PLATO Learning and Thoma Bravo.

About Archipelago Learning Inc.

Archipelago Learning (NASDAQ:ARCL) is a leading subscription-based, software-as-a-service (SaaS) provider of education products used by over 14.6 million students in approximately 38,100 schools throughout the United States, Canada, and the United Kingdom. Our comprehensive digital supplemental product suite uses technology to transform education by making rigorous learning fun, engaging, accessible, and affordable. For more information, please visit us at www.archipelagolearning.com.

About PLATO Learning, Inc.

PLATO Learning is a leading provider of high-value, comprehensive education technology solutions with a focus on learner achievement leading to academic and career success. With more than 50 years of experience driving significant advances in the industry, PLATO offers a wide variety of innovative solutions spanning a multitude of program areas to facilitate 21st century teaching and learning. For more information on PLATO Learning, visit www.plato.com, like our Facebook page, or follow us on Twitter.

About Thoma Bravo, LLC

Thoma Bravo is a leading private equity investment firm building on a 30+ year history of providing equity and strategic support to experienced management teams and growing companies. The firm has continued to apply the concept of industry consolidation investing, which seeks to create value through the strategic use of acquisitions to accelerate business growth. Thoma Bravo invests across multiple industries, with a particular focus in enterprise and infrastructure software and financial and business services, and works in partnership with management to implement its operating and consolidation expertise to build long-term value. The firm currently manages a series of private equity funds representing almost $4 billion of equity commitments. In software, Thoma Bravo has completed 53 add-on acquisitions across 23 platform companies with total annual earnings of approximately $1 billion. For more information, visit www.thomabravo.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding Archipelago Learning, Inc. (the “Company”). These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties discussed in our filings with the Securities and Exchange Commission, which could cause the Company’s actual results to differ materially from expected results or affect the ability of the Company and PLATO Learning to consummate the proposed transaction in a timely manner or at all. The Company undertakes no obligation to publicly update any forward-looking statement contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.

ARCL-F

Investor Contact:
Christy Linn
Christy.Linn@archlearning.com
214-397-0794 x7125

Media Contacts:
Mike Stephenson, LaBreche mstephenson@labreche.com
612-767-7632

Amber Roberts
LANE PR (for Thoma Bravo) amber@lanepr.com
212-302-5964

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